Exhibit 10.41
AEROJET ROCKETDYNE HOLDINGS, INC.
2019 EQUITY AND PERFORMANCE INCENTIVE PLAN

Restricted Stock Agreement

WHEREAS, Participant Name (the “Grantee”) is an employee of Aerojet Rocketdyne Holdings, Inc. (the “Company”) or a Subsidiary of the Company (a “Subsidiary”); and

WHEREAS, the grant of restricted stock has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors.

NOW, THEREFORE, pursuant to the Company’s 2019 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee, as of Grant Date (the “Date of Grant”), Number of Awards Granted shares of the Company’s common stock, par value $0.10 per share (the “Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (the “Agreement”).

1. Issuance of Stock. The Stock covered by this Agreement shall be fully paid and nonassessable and shall be represented by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

2. Restrictions on Transfer of Stock. The Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested and nonforfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Stock covered by this Agreement that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Stock covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Stock covered by this Agreement.

3. Vesting of Stock.

(a) Provided that the Grantee remains in continuous employment as an employee of the Company or Subsidiary through such date, the Stock covered by this Agreement will become vested and nonforfeitable on:
Vesting Schedule[1]

(b) For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (A) the transfer of his employment among the Company and its Subsidiaries or (B) an approved leave of absence.

(c) Notwithstanding the provisions of Subsection (a) of this Section, in the event of a change in control of the Company that occurs pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2020, by and among Lockheed Martin Corporation (“Lockheed”), Mizar Sub, Inc., and the Company (the “Merger Agreement”) while the Grantee is an employee of the Company, each outstanding and unvested share of Stock covered by this Agreement will be canceled and forfeited as of the moment that is immediately prior to the moment immediately prior to the Effective Time (as defined in the Merger Agreement), and, notwithstanding the terms of Section 1.5 of the Merger Agreement and notwithstanding the contrary terms of any employment agreement or severance policy applicable to the Grantee (which agreements and policies are specifically superseded with respect to the shares of Stock covered by this Agreement by this sentence), the Grantee will be entitled to receive either a new award or a cash payment, as applicable and if any (after taking into account the value of any share withholding in connection with any Section 83(b) election with respect to the shares of Stock covered by this Agreement), pursuant to an agreement between the Company and Lockheed. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, then, notwithstanding the provisions of Subsection (a) of this Section, all of the Stock covered by this Agreement will become immediately vested and nonforfeitable upon the occurrence of any change in control of the Company that shall occur following the termination of the Merger Agreement. For the purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant. For the avoidance of doubt, any extension of the Merger Agreement shall not be considered a termination of the Merger Agreement.

4. Forfeiture of Stock.

(a) The Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be forfeited upon Grantee’s Termination of Employment unless the Committee determines to provide otherwise. In the event of a forfeiture, the Stock covered by this Agreement that have not become vested and nonforfeitable in accordance with Section 3 hereof shall be cancelled.

(b) Notwithstanding the provisions of Section 3 hereof, all of the Stock covered by this Agreement shall be subject to cancellation, forfeiture or recoupment upon the occurrence of any of the following events: (i) termination of the Grantee’s employment for cause; (ii) the Grantee’s violation of material Company or Subsidiary policies or breach of applicable noncompetition or confidentiality covenants; and (iii) conduct by the Grantee that is detrimental to the business or reputation of the Company or its Subsidiary.
[1] Vesting period to end on February 28, 2025.

5. Dividend, Voting and Other Rights. Except as provided in the following sentence, the Grantee shall have all of the rights of a shareholder with respect to the Stock covered by this Agreement that has not been forfeited, including the right to vote such Stock. Dividends or dividend equivalents will not be paid currently with respect to Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof. Any additional Stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Stock covered by this Agreement.

6. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7. Restrictions on Resale of Stock. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any shares of Stock, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8. Adjustments. The Committee may make adjustments, consistent with the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Grantee under the Plan.

9. Withholding Taxes.

(a) Upon the vesting of any portion of the Stock, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due, if any, as a result of such vesting. The Company’s obligation to deliver the Stock shall be subject to such payment. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee the minimum statutory amount (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) to satisfy Federal, state, local or foreign withholding taxes due with respect to such vesting.

(b) Subject to (i) the Committee’s right to disapprove any such election and require the Grantee to pay the required withholding tax, if any, in cash, (ii) any Company policies, and (iii) applicable laws, the Grantee shall have the right to elect to pay the minimum (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) required withholding tax payable at vesting by having the Company withhold shares of Stock to be received upon vesting. Any such election shall be irrevocable, made in writing, and signed by the Grantee. If vesting occurs within a closed window period during which the Grantee is prohibited by the Company’s policies from trading in Company securities, the Company shall retain shares to be received at vesting to pay the minimum (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) required withholding tax to be paid at vesting. Shares of Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Stock are valued for purposes of determining the required withholding taxes.

(c) Notwithstanding the foregoing, the Grantee shall have the right to make an election under Section 83(b) of the Code with respect to the Stock. In the event that the Grantee makes such an election, the Grantee shall notify its intent to make such election no later than one business day after the Date of Grant and the Grantee shall pay the minimum (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) required withholding tax payable in connection with such election by having the Company withhold shares of Stock to be received upon the Date of Grant. The Grantee is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election. By execution of this Agreement, the Grantee agrees that if the Grantee makes such an election, the Grantee shall provide the Company with written notice of such election in accordance with this Agreement and the regulations promulgated under Section 83(b) of the Code.

10. Employment Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

12. Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for such Grantee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

13. Agreement Subject to the Plan. The Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

14. Amendments. The Committee may amend this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except as required under the tax laws.

15. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

16. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

17. Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of Grant Date.

AEROJET ROCKETDYNE HOLDINGS, INC.

By:	/s/ Arjun Kampani
Arjun L. Kampani
Vice President, General Counsel and Secretary

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Stock subject to the terms and conditions of the Plan and the terms and conditions herein above set forth. If the undersigned Grantee does not execute this Restricted Stock Agreement prior to January 12, 2022, this Restricted Stock Agreement shall be null and void.

Electronic Signature

Participant Name